NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS
600 West Broadway—30th Floor
San Diego, California 92101

NICHOLAS-APPLEGATE INTERNATIONAL GROWTH FUND

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
January 28, 2009

To the Shareholders of the Nicholas-Applegate International Growth Fund (the "Fund"):

Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of the Fund will be held on January 28, 2009, at 10:00 a.m., Pacific time, at the offices of Nicholas-Applegate Capital Management LLC, 600 West Broadway, 30th Floor, San Diego, California 92101, to consider and act on the proposals noted below and to transact such other business as may properly come before the Meeting or any adjournment thereof.

1. To approve an Agreement and Plan of Reorganization with respect to the reorganization of the Nicholas-Applegate International Growth Fund, a series of Nicholas-Applegate Institutional Funds, with and into the Allianz NACM International Growth Fund, a series of Allianz Funds Multi-Strategy Trust, and the transactions contemplated thereby, as described in the attached Proxy Statement.

2. To approve a new investment management agreement between Allianz Global Investors Fund Management LLC ("Allianz Global Fund Management") and Nicholas-Applegate Institutional Funds with respect to the Fund, as described in the attached Proxy Statement.

3. To approve a new sub-advisory agreement between Allianz Global Fund Management and Nicholas-Applegate Capital Management LLC with respect to the Fund, as described in the attached Proxy Statement.

4. To consider and act upon such other matters as may properly come before the Meeting and any adjournment thereof.

Only shareholders of record at the close of business on November 30, 2008, the record date for the Meeting, are entitled to notice of, and to vote at, the Meeting and any adjournment thereof.